UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2019

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 457-0461

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	FNWB	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

First Northwest Bancorp (the “Company”) and its wholly owned subsidiary First Federal Savings and Loan Association of Port Angeles (“First Federal” and collectively with the Company, “First Northwest”) has announced an executive management transition plan for the planned departure by President and CEO Larry Hueth from the Company at the end of the year to spend more time with his family and pursue other interests.

On July 25, 2019, the Boards of Directors of the Company and First Federal (collectively, the “Board”), appointed Matthew P. Deines, age 45, as President and Chief Executive Officer (“CEO”) of First Federal effective August 1, 2019, and as President and CEO of the Company effective January 2, 2020. Additionally, upon the recommendation of the Nominating and Corporate Governance Committee of the Company's Board of Directors, Mr. Deines will be nominated for election to the Company's Board at the annual meeting of shareholders in 2020. Mr. Deines is a seasoned local community banker with more than 17 years of experience in the banking industry. Mr. Deines served most recently as Executive Vice President and Chief Financial Officer at Liberty Bay Bank. He previously served as Executive Vice President and Chief Financial Officer of Sound Financial Bancorp (or its predecessor) since its incorporation in 2008 and of Sound Community Bank beginning in January 2005, in each case until March 2018.

In connection with Mr. Deines’ appointment, the Board approved the following compensation effective August 1, 2019 (the “Effective Date”): (i) an annual base salary of $300,000 from August 1, 2019 through December 31, 2019, $335,000 for calendar 2020, and $370,000 for calendar 2021; (ii) a cash signing bonus of $50,000; (iii) an award of 12,400 shares of restricted stock vesting in five equal annual installments beginning on the first anniversary of the Effective Date; and (iv) eligibility for incentive opportunities as a percentage of his annual base salary as authorized by the Board or the Board’s Compensation Committee.

The Board also approved an Employment Agreement (the “Employment Agreement”) with Mr. Deines expiring on December 31, 2021. Under the Employment Agreement, if Mr. Deines’ employment is terminated by the Company or First Federal for any reason other than for Cause, disability, or death or Mr. Deines terminates his employment for Good Reason (in each case a “Qualifying Termination”) prior to or more than 24 months following a Change in Control, he will be entitled to receive in a lump sum: (i) 50% of his annual base salary at the rate in effect immediately before the date of termination, as well as the pro rata portion of any incentive award or bonus earned for the year in which the date of termination occurs; and (ii) if eligible, $28,000, for the cost of coverage under COBRA for Mr. Deines and eligible dependents for a period of 12 months at the same level of benefits that he had elected on the date of termination (“COBRA Coverage”). Additionally, if Mr. Deines’ employment with the Company or First Federal, or their respective successors, is terminated as a result of a Qualifying Termination within 24 months following a Change in Control, Mr. Deines will be entitled to receive an amount equal to 2.75 times the average of his annual base salary for the previous five years and, if eligible, a lump sum in the amount of $28,000 for COBRA Coverage. The terms Cause, Good Reason, and Change in Control have the meanings set forth in the Employment

Agreement.

The Employment Agreement further provides that any payments or benefits that constitute “parachute payments” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code, must be delivered in full, or to a lesser extent if no portion of the payments and benefits would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, whichever will result in the greatest benefits to Mr. Deines on an after-tax basis.

Receipt of severance benefits is contingent on execution of a general release of all claims against First Northwest. Mr. Deines is also prohibited from competing with First Northwest during his employment with First Northwest and for one year following termination.

The foregoing description of the material terms of the Employment Agreement is subject to the complete provisions set forth in the Employment Agreement, a copy of which is filed with this report as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release relating to the announcement reported in Item 5.02, dated August 1, 2019, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit. The following exhibit is furnished with this Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement among First Northwest Bancorp, First Federal Savings and Loan Association of Port Angeles, and Matthew P. Deines, effective August 1, 2019
99.1	Press Release, dated August 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date:	August 2, 2019	/s/Laurence J. Hueth
Laurence J. Hueth
President and Chief Executive Officer